UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2023

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33277	04-13508648
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, Pennsylvania 19428

(Address of principal executive offices, including zip code)

(267) 824-2827

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	MDGL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Executive Officer and Class II Director; Agreements with Chief Executive Officer

The Board of Directors (the “Board”) of Madrigal Pharmaceuticals, Inc. (the “Company”) appointed Bill Sibold as the President and Chief Executive Officer of the Company, increased the Board size to nine and appointed Bill Sibold as a member of the Board, in each case effective as of 5:01 p.m. ET on September 8, 2023 (the “Start Date”). Mr. Sibold will serve as a Class II director for a term expiring at the 2024 annual meeting of the Company’s stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. On the Start Date, Mr. Sibold assumed the duties and responsibilities of the Company’s principal executive officer from Paul Friedman, M.D., age 80, who served as the Chief Executive Officer since July of 2016.

Mr. Sibold, age 56, most recently served as Executive Vice President, Specialty Care of Sanofi and President, Sanofi North America from July 2017 to September 2023. From January 2015 to July 2017, he served as Global Franchise Head, Multiple Sclerosis, Oncology & Immunology, Sanofi Genzyme. Previously, Mr. Sibold served as Chief Commercial Officer of Avanir Pharmaceuticals, President and CEO of Lycera Corp and Senior Vice President US Commercial for Biogen. Mr. Sibold has extensive experience in the biomedical and pharmaceutical industry. Mr. Sibold holds a B.A. Degree in Molecular Biophysics and Biochemistry from Yale University and an M.B.A. from Harvard Business School.

The Company entered into a letter agreement (the “Letter Agreement”) and a Severance and Change of Control Agreement (the “Severance Agreement”) with Mr. Sibold in connection with the commencement of his employment. Pursuant to the Letter Agreement, while employed as President and Chief Executive Officer, Mr. Sibold will be eligible for the following compensation and benefits: (i) an initial annual base salary of $875,000, (ii) a target annual bonus opportunity equal to 75% of his annual base salary, (iii) a one-time sign-on cash bonus of $520,000, (iv) a one-time sign-on equity award of 50,000 time-based restricted stock units, which will vest ratably over four years (the “Sign-on RSU Award”), (v) a one-time sign-on award of performance-based restricted stock units (“PSUs”) with a target award of 50,000 performance stock units that can be earned on achievement of significant sustained stock price appreciation hurdles over a five-year period (which can be earned at 0-300% of target based on actual stock price performance and which settle on an extended basis via the issuance of common stock after the vesting of PSUs and following the 4th to 6th anniversaries of the hiring date, as applicable) (the “Sign-on PSU Award”), and (vi) certain relocation benefits. The Severance Agreement provides for market-based severance benefits in the event of a qualifying termination. Mr. Sibold will also be subject to restrictive covenants pursuant to a restrictive covenant agreement which is substantially consistent with the Company’s standard restrictive covenant agreement.

The foregoing description of the Sibold Letter Agreement and Severance Agreement is only a summary and is qualified in its entirety by the terms of the Sibold Letter Agreement (which includes the Severance Agreement as an exhibit), a copy of which will be filed herewith as Exhibit 10.1.

There is no family relationship between Mr. Sibold and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

As of the Start Date, Dr. Friedman stepped down as Chief Executive Officer but will continue to serve as a director of the Company. In accordance with the terms of Dr. Friedman’s current employment arrangements, in connection with his ceasing to be the Chief Executive Officer (which is treated thereunder as termination without cause) he will receive (i) his annual base salary for 12 months and (ii) 100% of the target bonus to which he would have been entitled for the current year, paid over 12 months.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description

10.1	Letter Agreement (including agreements attached as exhibits thereto), dated as of September 7, 2023, by and between Madrigal Pharmaceuticals, Inc. and William Sibold*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADRIGAL PHARMACEUTICALS, INC.

Date: September 13, 2023	By:	/s/ Brian J. Lynch
Brian J. Lynch
Senior Vice President and General Counsel